COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 19% Second Quarter 2010 Revenue Growth

Generates Record Quarterly Revenue of $15.7 million

IRVINE, Calif. (July 22, 2010) – Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three and six months ended June 30, 2010.

John McDermott, Endologix President and Chief Executive Officer, said, “During the second quarter we continued to benefit from improved performance by our U.S. sales team and strong international demand for our products. We expect these trends to continue in the second half of the year, with additional strength from the full market launch of our new Powerlink product line extensions during the fourth quarter. In addition, we remain on track with our 30% sales force expansion and R&D investments to further broaden our product line and treat more patients with aortic disorders.”

Mr. McDermott added, “There continues to be growing physician interest in our unique anatomical fixation approach to aortic aneurysm repair, which has been bolstered by the initiation of our PEVAR (Percutaneous Endovascular Aneurysm Repair) clinical trial. We enrolled our first patient in the second quarter and now have over 80% of the participating sites evaluating patients. We expect to complete enrollment in 2011 and be the only company with a percutaneous indication in 2012. During the second quarter, the clinical effectiveness of anatomical fixation was further validated through the publication of new data in the peer-reviewed Journal of Endovascular Therapy. Consolidated results from three FDA multi-center studies demonstrate exceptional long-term results for patients treated with our Powerlink stent graft for the endovascular repair of abdominal aortic aneurysms.”

Financial Results

Total revenue in the second quarter of 2010 was $15.7 million, a 19% increase from $13.2 million in the second quarter of 2009. Domestic revenue was a record $12.8 million, a 12% increase from $11.4 million in the second quarter of 2009. International revenue was $2.9 million, a 65% increase from $1.8 million in the second quarter of 2009. For the six months ended June 30, 2010, total revenue increased 21% to $30.1 million, compared with $25.0 million for the six months ended June 30, 2009.

Gross profit was $12.0 million in the second quarter of 2010, representing a gross margin of 77%. This compares with gross profit of $9.9 million and a gross margin of 75% in the second quarter of 2009. Gross profit was $23.2 million for the six months ended June 30, 2010, representing a gross margin of 77%. This compares with gross profit of $18.8 million and a gross margin of 75% for the six months ended June 30, 2009. Higher gross margin for the three and six months ended June 30, 2010 was driven by more favorable product mix due to new products and manufacturing cost reductions.

Total operating expenses were $12.2 million in the second quarter of 2010, compared with $10.3 million in the second quarter of 2009. Marketing and sales expenses increased to $7.6 million in the second quarter of 2010 from $6.6 million in the same period last year. Research, development and clinical expenses increased to $2.4 million in the second quarter of 2010 from $1.5 million in the same period last year. General and administrative expenses were $2.2 million for both the second quarter of 2010 and for the same period of 2009.

Total operating expenses for the six months ended June 30, 2010 were $23.6 million, compared with $20.3 million for the six months ended June 30, 2009. Marketing and sales expenses increased to $14.6 million in the first six months of 2010, up from $13.2 million in the same period last year. Research, development and clinical expenses increased to $4.7 million in the first six months of 2010, up from $2.9 million in the same period last year. General and administrative expenses were $4.3 million for the first six months of both 2009 and 2010.

Endologix reported a net loss for the second quarter of 2010 of $380,000, or $(0.01) per share, compared with a net loss of $425,000, or $(0.01) per share, for the second quarter of 2009. The net loss in the second quarter of 2010 included other expenses of $198,000 related to foreign currency loss due to the decline in value of the Euro during the quarter. For the six months ended June 30, 2010, the Company reported a net loss of $605,000, or $(0.01) per share, compared with a net loss of $1.6 million, or $(0.04) per share, for the six months ended June 30, 2009.

Total cash and cash equivalents were $22.4 million as of June 30, 2010, compared with total cash and cash equivalents of $24.1 million as of December 31, 2009.

“We achieved a sequential improvement in gross margin during the second quarter due to increased volumes and manufacturing efficiencies,” stated Endologix Chief Financial Officer Bob Krist. “We ended the quarter with $22.4 million in cash and cash equivalents, down sequentially by $127,000 due to increased working capital to support sales growth. For the full year 2010, we expect to fully fund our investments in the sales force expansion and new product pipeline with internally generated cash flow.”

Financial Guidance

Based on the results for the first six months of 2010, the Company is reiterating its full year 2010 revenue and GAAP earnings per share guidance. The Company anticipates 2010 revenue to be in the range of $62 million to $66 million, representing annual growth of 18% to 26%. For the full year 2010, the Company expects to generate positive GAAP earnings per share. The Company’s GAAP EPS guidance assumes planned investments in the sales force, research and development, and clinical initiatives and excludes the potential impact of litigation, acquisitions or other business development transactions.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 353355. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2010 financial guidance, the launch of new products, expansion of the number of sales territories in 2010, planned investments in research and development activities, and clinical trial initiatives, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive, legal matters and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Domestic revenue	$12,762	$11,410	$24,777	$21,586
International revenue	2,892	1,758	5,357	3,416

Total revenue	15,654	13,168	30,134	25,002
Cost of revenue	3,612	3,256	6,973	6,161

Gross profit	12,042	9,912	23,161	18,841

Operating expenses:
Research, development and clinical	2,426	1,495	4,701	2,853
Marketing and sales	7,590	6,570	14,567	13,192
General and administrative	2,213	2,234	4,284	4,299

Total operating expenses	12,229	10,299	23,552	20,344

Loss from operations	(187)	(387)	(391)	(1,503)

Other income (loss):
Interest income (expense)	5	(55)	4	(105)
Other income (expense)	(198)	17	(218)	6

Total other income (expense)	(193)	(38)	(214)	(99)

Net loss	($380)	($425)	($605)	($1,602)

Basic and diluted net loss per share	($0.01)	($0.01)	($0.01)	($0.04)

Shares used in computing basic and diluted net loss per share	48,325	43,351	48,160	43,348

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,428	$24,065
Accounts receivable, net	11,119	8,342
Other receivables	116	3
Inventories	6,315	5,540
Other current assets	350	389

Total current assets	40,328	38,339
Property and equipment, net	2,172	2,089
Goodwill	4,631	4,631
Intangibles, net	5,401	6,104
Other assets	176	129

Total Assets	$52,708	$51,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,929	$7,199
Current portion of long term debt	81	79

Current liabilities	7,010	7,278
Long term liabilities:
Long term debt	42	83
Other long term liabilities	1,040	1,051

Long term liabilities	1,082	1,134

Total liabilities	8,092	8,412

Stockholders’ equity:
Common stock, $.001 par value; 75,000 shares authorized, and 49,453 and 49,152 shares issued, and 48,958 and 48,657 outstanding	49	49
Additional paid-in capital	191,997	189,656
Accumulated deficit	(146,769)	(146,164)
Treasury stock at cost, 495 shares	(661)	(661)

Total stockholders’ equity	44,616	42,880

Total Liabilities and Stockholders’ Equity	$52,708	$51,292

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